Exhibit 10.33

Fourth Amendment to
Adaptec, Inc. Savings and Retirement Plan

THIS FOURTH AMENDMENT to the Adaptec, Inc. Savings and Retirement Plan, originally effective January 1, 1986 and most recently restated in its entirety January 1, 1997, as amended (the "Plan"), is adopted effective January 1, 2006:

The Plan is hereby amended by adding the following Addendum thereto:

Code Sections 401 (k) and 401 (m) 2004 Financial Regulations
Addendum to Adaptec, Inc. Savings and Retirement Plan

Section 1. PREAMBLE

1.1 Adoption of Amendment. This Amendment is adopted to reflect the final regulations under sections 401(k) and 401(m) of the Code. This Amendment is intended as a good faith compliance with the requirements of sections 401(k) and 401(m) of the Code and is to be construed in accordance with guidance issued thereunder.

1.2 Supersession of Inconsistent Provisions. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

Section II. General Provisions

2.1 Deferral Election Process. The Plan shall allow Participant's to elect to commence, increase, decrease or discontinue Elective Deferral Contributions at least once per year, or more frequently as the Plan Administrator may specify in uniform and nondiscriminatory rules from time to time.

2.2 One-Time Irrevocable Elections. The Plan does not allow one-time irrevocable elections not to participate.

2.3 Prefunding Contributions. Except for occasional bona-fide administrative considerations, Elective Deferral Contributions and Employer Matching Contributions thereon cannot precede the earlier of (a) the performance of services relating to the contributions and (b) when the compensation that is subject to the election would be payable to the employee in the absence of an election to defer.

2.4 Vesting of Employer Contributions. The Plan complies with the vesting requirements.

2.5 Contributions in Excess of Deferral Election. If a Participant may elect between cash or a Plan contribution in excess of the cash, the portion in excess of the available cash shall be treated as an Employer Matching Contributioon.

2.6 Distribution Restrictions Retained. Thee Plan shall retain the distribution restrictions applicable to elective contributions for Elective Deferral Contributions, qualified matching contributions and qualified nonelective contributions that transfer from a plan to the Plan. The Plan shall not transfer such accounts (except in a case of a direct rollover) to a plan that does not provide that such transferred amounts will remain subject to the distribution restrictions applicable to elective contributions.

2.7 Distribution Upon Termination and Successor Plan Rules. Elective deferral contributions, qualified matching contributions and qualified nonelective contributions that are subject to the distribution restrictions applicable to elective contributions may be distributed in a lump sum upon Plan termination only if the Employer does not maintain an "alternative defined contribution plan" at any time during the beginning on the date of Plan termination and ending 12 months after the final distribution of all Plan assets. However, if at all times during the 24-month period beginning 12 months before the date of plan termination, fewer than 2% of the employees who were eligible under the Plan as of the date of plan termination are eligible under the other defined contribution plan, the other plan is not an alternative defined contribution plan. In addition, a defined contribution plan is not treated as an alternative defined contribution plan if it is an employee stock ownership plan as defined in sections 4975(e)(7) or 409(a) of the Code, a simplified employee pension as defined in section 408(k) of the Code, a SIMPLE IRA as defined in section 408(p) of the Code, a plan or contract that satisfies the requirements of section 403(b) of the Code or a plan that is described in section 457(b) or (f) of the Code.

Section III. Nondiscrimination Testing

3.1 ADP Tests. To the extent inconsistent with the Plan, the ADP provisions of section 401(k)(3) of the Code and Treasury Regulation section 1.401(k)-2 are hereby incorporated by reference. The Plan shall use current year testing method for its ADP test.

3.2 ACP Tests. To the extent inconsistent with the Plan, the ACP provisions of section 401(m)(2) of the Code and Treasury Regulation section 1.401(m)-2 are hereby incorporated by reference. The Plan shall use current year testing method for its ACP test.

3.3 Targeted QNECs and QMACs. Qualified nonelective contributions or qualified matching contributions for a Plan Year, if any, shall be allocated under any method that is acceptable under the Code and Treasury Regulations.

3.4 Testing Methods. All 401(k) and 401(m) plans that are aggregated for Code section 410(b) purposes employ the same testing method for the same test. If the Plan changes such that it uses different testing methods for the ACP and ADP test, then the Plan cannot use:

(a) The recharacterization method of Treasury Regulation section 1.401(k)-2(b)(3) to correct excess contributions for a Plan Year;

(b) The Rules of Treasury Regulation section 1.401(m)-2(a)(6)(ii) to take elective contributions into account under the ACP test (rather than the ADP test); or

(c) The Rules of Treasury Regulation section 1.401(k)-2(a)(6)(v) to take qualified matching contributions into account under the ADP test (rather than the ACP test).

Section IV. Income or Loss on Distributable Contributions

4.1 Income or Loss on Distributable Contributions. The income or loss allocable to "excess deferrals," "excess contributions," and "excess aggregate contributions" shall be determined under the following method: The income or loss attributable to such distributable contributions shall be the sum of (i) the income or loss on such contributions for the "determination year," determined under any reasonable method, plus (ii) the income or loss on such contributions for the "gap period," determined under such reasonable method. Any reasonable method used to determine income or loss hereunder shall be used consistently for all Participants in determining the income or loss allocable to distributable contributions hereunder and shall be the same method that is used by the Plan in allocating income or loss to Participants' Accounts. For purposes of this paragraph, the "gap period" means the period between the end of the determination year" and the date of distribution; provided, however, that income or loss for the "gap period" may be determined as of a date that is no more than seven days before the date of distribution.

Except as modified by this Amendment, all the terms and provisions of the Plan, as previously amended, shall remain in full force and effect.

Executed this 15th day of December, 2006.

ADAPTEC, INC. SAVINGS AND
RETIREMENT PLAN ADMINISTRATIVE
COMMITTEE

By:	/s/ Shirley Olerich
Title:	V.P., Human Resources